SCHEDULE 14A INFORMATION

                 Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            Intercargo Corporation
------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
    (1)  Amount Previously Paid:

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

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD MAY 15, 1998




TO THE STOCKHOLDERS OF INTERCARGO CORPORATION

NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders of Intercargo Corporation will be held at its corporate offices, 1450 East American Lane, Conference Room B, Schaumburg, Illinois 60173, on Friday, May 15, 1998 at 10:00 a.m. Chicago Time, for the purpose of considering and acting upon the following matters:

1.      To elect two Class 2 directors;

2.      To ratify the selection of Ernst & Young LLP as auditors for fiscal
        1998;

3. To transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on March 27, 1997 will be entitled to vote, either in person or by proxy. Stockholders who do not expect to attend in person are urged to execute and return the accompanying proxy in the envelope enclosed.

The annual report of the Company for the year 1997 is being mailed to all stockholders of record.

BY ORDER OF THE BOARD OF DIRECTORS.



/s/ Michael L. Rybak
--------------------
Michael L. Rybak
Secretary


April 20, 1998
Intercargo Corporation
1450 East American Lane
20th Floor
Schaumburg, IL 60173

                               PROXY STATEMENT


                            INTERCARGO CORPORATION
                           1450 EAST AMERICAN LANE
                                  20TH FLOOR
                          SCHAUMBURG, ILLINOIS 60173
                                (847) 517-2990

                        ANNUAL MEETING OF STOCKHOLDERS

                                 MAY 15, 1998

        This proxy statement is being furnished to the stockholders of Intercargo Corporation, a Delaware corporation (the "Company"), 1450 East American Lane, 20th Floor, Schaumburg, Illinois, 60173, in connection with the solicitation of proxies by its Board of Directors for use at the annual meeting of stockholders to be held on May 15, 1998 and any adjournments thereof. The approximate date on which this proxy statement and the accompanying proxy are first being sent to the stockholders is April 20, 1998.

The proxy is revocable at any time before it is voted by written notification to the persons named therein as proxies, which may be mailed or delivered to the Company at the above address, or in person upon oral or written request at the annual meeting. All shares represented by effective proxies will be voted at the meeting and at any adjournments thereof.

        If the enclosed proxy is properly executed and returned in time for voting with a choice specified thereon, the shares represented thereby will be voted as indicated thereon. If no specification is made, the proxy will be voted by the persons named therein as proxies FOR the election as directors of the nominees named herein (or substitutes therefor if any nominees are not available to serve), FOR the ratification of Ernst & Young LLP as auditors for fiscal 1998, and in their discretion upon such matters not presently known or determined which may properly come before the meeting.

        The Company has one class of stock issued and outstanding: common stock, $1.00 par value per share ("Common Stock"). Stockholders of record as of the close of business on March 27, 1998 are entitled to notice of and to vote at the meeting. As of March 27, 1998, there were 7,699,981 shares of Common Stock issued and outstanding, each share being entitled to one vote. There are no cumulative voting rights with respect to the election of directors.

        Presence in person or by proxy of holders of a majority of the outstanding shares of Common Stock will constitute a quorum at the meeting. Assuming a quorum is present, the affirmative vote by the holders of a plurality of the shares represented and entitled to vote will be required to act on the election of directors. The affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote is required for ratification of selection of the auditors and for approval on any other matters that may properly come before the meeting. A broker non-vote on a matter is counted as not present and not entitled to vote on the particular matter, and therefore, is not counted in determining voting results. If a stockholder, present in person or by proxy, abstains on any matter, the stockholder's shares will be treated as present and entitled to vote and will thus have the same legal effect as a vote "AGAINST" the matter.

                       PRINCIPAL HOLDERS OF SECURITIES

        The following table shows with respect to (i) each person who is known to be the beneficial owner of more than 5% of the Common Stock of the Company;
(ii) each director and nominee of the Company; (iii) each Named 1997 Executive (as such term is defined in "Executive Compensation"); and (iv) all executive officers and directors as a group: (a) the total number of shares of Common Stock beneficially owned as of March 27, 1998; and (b) the percent of the class so owned as of the same date:

                                        NUMBER OF SHARES
NAME OF BENEFICIAL OWNER                BENEFICIALLY OWNED (1)           PERCENTAGE OF CLASS (1)
------------------------                ----------------------           -----------------------
Orion Capital Corporation (2)                  1,899,223                          24.67%
600 Fifth Avenue
New York, New York 10020
Royce & Associates, Inc. (3)                     498,800                           6.49%
1414 Avenue of the Americas
New York, New York 10019
Fenimore Asset Management, Inc. (4)              498,150                           6.47%
118 North Grand Street
Post Office Box 310
Cobleskill, New York 12043
Stanley A. Galanski (5)                              500                             *
Arthur J. Fritz, Jr. (5)(6)                      250,000                           3.25%
Kenneth A. Bodenstein (5)(7)                      20,000                             *
Arthur L. Litman (5)                              42,666                             *
Albert J. Gallegos (5)(8)                          2,900                             *
Robert S. Kielbas (5)(9)                          57,582                             *
Robert B. Sanborn (2)(5)                       1,899,223                          24.67%
Michael L. Sklar (5)                               3,000                             *
George Weise (5)                                       0                             *
Michael Rybak (5)                                      0                             *
James R. Zuhlke (5)                              136,649                          17.75%
Gary Bhojwani (5)                                      0                             *
All Directors and Executive Officers
 as a group (10) (10 persons)                  2,412,520                          31.30%

*       Less than 1% of common stock outstanding.

(1) Calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934. Unless otherwise stated herein, each such person has sole voting and investment power with respect to all such shares. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but are not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. As of March 27, 1998, the total number of the Company's outstanding shares was 7,699,981.

(2) As reported in Orion Capital Corporation's Schedule 13D, as amended through August 14, 1997. These shares are held by Security Insurance Company of Hartford, a Connecticut corporation, wholly-owned by Orion Capital Corporation. These shares are deemed to be beneficially owned by Robert B. Sanborn, a director of the Company, who as Senior Executive Consultant and a director of Orion Capital Corporation, may be deemed to have shared power to vote and dispose of these shares.

(3)     As reported in Royce & Associates, Inc. Schedule 13G dated February 5,
        1998

(4) As reported in Fenimore Asset Management Inc.'s Schedule 13G dated February 17, 1998.

(5) Messrs. Galanski, Kielbas, Rybak, Gallegos, Litman, Bodenstein, Fritz, Sklar, Sanborn and Weise are directors and/or executive officers of the Company. See "Election of Directors" and "Executive Officers." Mr. Zuhlke was Chief Executive Officer and a Director of the Company until August 8, 1997 and Mr. Bhojwani was President of International Advisory Services, Inc. until January 5, 1998.

(6) Includes 12,000 shares held by a family limited partnership in which Mr. Fritz is one of the general partners.

(7) Includes 6,000 shares held by a charitable foundation as to which Mr. Bodenstein exercises voting power.

(8)     Held in the name of Mr. Gallegos' wife.

(9) Includes 74 shares of Common Stock held in Mr. Kielbas' wife's name and options to purchase 8,875 shares of Common Stock exercisable within 60 days.

(10)    See footnote (1) and footnotes (6) - (9) above.

                            ELECTION OF DIRECTORS

        The following table lists all nominees and continuing directors of the Company. At the Annual Meeting, two Class 2 directors are to be elected to hold office for a term of three years or until their successors are elected and qualified. The nominees are Michael L. Sklar and George J. Weise. It is intended that, in the absence of contrary specifications, votes will be cast pursuant to the enclosed proxies for the election of such nominees. Should either of the nominees become unable or unwilling to accept nomination or election, it is intended, in the absence of contrary specification, that the proxies will be voted for the other nominee named and for a substitute nominee or nominees. However, the Company now knows of no reason to anticipate such an occurrence. The nominees have consented to be named as nominees and to serve as directors if elected.




                                    POSITION WITH COMPANY, BUSINESS
NAME                        AGE     EXPERIENCE AND OTHER DIRECTORSHIPS
----                        ---     ----------------------------------

NOMINEES FOR ELECTION

CLASS 2 (TERM EXPIRES IN 1998):

George J. Weise              49     Mr. Weise was elected by the Board of
                                    Directors in October 1997 to fill a
                                    vacancy. Mr. Weise has been a partner in the firm of Washington Counsel, P.C. since
                                    August 1997. From 1993 through August 2,
                                    1997, Mr. Weise was a U.S. Customs
                                    Commissioner.

Michael L. Sklar             59     Director of the Company since May 1995.
                                    Mr. Sklar has practiced law in Chicago,
                                    Illinois for more than 25 years.  Mr.
                                    Sklar is currently, and since 1996 has
                                    been, a partner of the law firm of Rudnick
                                    & Wolfe.  From 1989 through March 1996,
                                    Mr. Sklar was a partner in the law firm of Keck, Mahin & Cate. In 1997, Rudnick &
                                    Wolfe served as principal outside legal
                                    counsel to the Company.

CONTINUING MEMBERS

CLASS 3 (TERM EXPIRES IN 1999):

Robert B. Sanborn            69     Director of Company since February 1994.
                                    Mr. Sanborn is, and since 1994 has been, Senior Executive Consultant to Orion
                                    Capital Corporation ("Orion"), a property and casualty insurance company. From 1987 through 1994, Mr. Sanborn served as the President and Chief Operating Officer of
                                    Orion. Mr. Sanborn is also a director of Orion, Guaranty National Corporation,
                                    Nobel Insurance Limited, and HOG Lloyd's
                                    Investment Trust, and is a member of many professional associations within the insurance industry.

Arthur J. Fritz, Jr.         57     Director of the Company since December
                                    1985. Mr. Fritz is a former President of the National Customs Brokers & Forwarders
                                    Association of America.  Mr. Fritz is
                                    currently the Chairman of Logicorp Inc., and is a director of Arkansas Best
                                    Corporation and Landstar, Inc.

Arthur L. Litman             54     Director of the Company since December
                                    1985.  Mr. Litman is currently Vice
                                    President for Regulatory Affairs and
                                    Compliance Services for Tower Group
                                    International, Inc. ("Tower Group"), a
                                    position he has held since March 1996.
                                    From 1991 to March 1996 Mr. Litman was
                                    Vice President for the Western Region for
                                    Tower Group. Mr. Litman is a past
                                    President and senior counselor for the
                                    board of the National Customs Brokers &
                                    Forwarders Association of America.

CLASS 1 (TERM EXPIRES IN 2000):

Albert J. Gallegos           56     Director of the Company since January
                                    1988. Since 1986, Mr. Gallegos has been an independent consultant to the insurance industry.

Kenneth A. Bodenstein        61     Director of the Company since September
                                    1987.  Mr. Bodenstein has served as Senior
                                    Vice President and Managing Director of
                                    Duff & Phelps Financial Consulting Co., a financial services company, for more than the past five years.

Stanley A. Galanski          39     Mr. Galanski was elected President and
                                    Chief Executive Officer and appointed a
                                    director of the Company on July 7, 1998 to fill a vacancy. From February 1995 to June 1997, Mr. Galanski was President of
                                    New Hampshire Insurance Company, a
                                    property and casualty insurer.  From July
                                    1980 to January 1995 Mr. Galanski served in various capacities with the Chubb Group of Insurance Companies.

THE BOARD OF DIRECTORS AND ITS STANDING COMMITTEES

        The Company's Board of Directors has the responsibility to review the overall operations and proposed plans and business objectives of the Company. The Board meets regularly four times each year, once each quarter. During 1997, the Board met 4 times, and on 2 occasions there were unanimous consents to action. All directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and meetings held by each committee of the Board on which such directors served.

        The Board has a standing Executive Committee, Audit Committee, Compensation and Stock Option Committee and Investment Committee.

        The Executive Committee was formed in December 1996, to review and monitor ongoing activity as deemed appropriate between quarterly meetings of the Board of Directors. The Executive Committee reports directly to the Board and is comprised of Mr. Galanski and three non-employee directors, Messrs. Sanborn, Fritz and Sklar. There were five meetings of the Executive Committee in 1997.

        The Audit Committee recommends to the Board the appointment of the independent certified public accountants for the following year. The Audit Committee reviews with the auditors: (i) the scope of the Company's annual audit, (ii) the annual financial statements of the Company and the auditors report with respect thereto, (iii) corporate and accounting practices and policies, and (iv) overall accounting and financial controls. In addition, the Audit Committee is available to the independent auditors during the year for consultation purposes. The Committee, which reports directly to the Board, is comprised of four non-employee directors, Messrs. Sklar, Litman, Sanborn and Fritz. The Audit Committee met three times during 1997.

        The Compensation and Stock Option Committee reviews recommendations regarding overall salaries and compensation of Company officers and certain key employees and is responsible for awarding stock options to those officers and key employees under, and administering, the Company's 1987 Non-Qualified and Incentive Stock Option Plan. This Committee also reviews the President's performance pursuant to the Executive Incentive Compensation Plan. The Compensation and Stock Option Committee reports directly to the Board and is comprised of four non-employee directors, Messrs. Litman, Bodenstein, Sanborn and Gallegos. The Compensation and Stock Option Committee met two times during 1997.

        The Investment Committee develops investment policies for the Company and reviews performance of the investment portfolio and management thereof. The Investment Committee reports directly to the Board and is comprised of the Mr. Galanski and four non-employee directors, Messrs. Gallegos, Sklar, Bodenstein and Fritz. The Investment Committee met once during 1997.

        All directors whose terms are not expiring serve as the ad hoc Nominating Committee of the Board for the purpose of considering nominees to the Board of Directors. The Company's by-laws set forth the required procedure for considering nominees recommended by stockholders. Director nominations by stockholders for the annual meeting must be delivered to the Company's Secretary either by personal delivery or certified mail, postage prepaid, return receipt requested, 90 days in advance of the annual meeting. Each such notice must set forth: (a) the name and address of the stockholder who intends to make the nomination; (b) the person or persons to be nominated;
(c) a
representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (d) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (e) such other information regarding each nominee proposed by such stockholder which would be required to be included in a proxy or information statement filed with the Securities and Exchange Commission pursuant to the proxy rules promulgated under the Securities Exchange Act of 1934, as amended, or any successor statutes thereto, had the nominee been nominated or intended to be nominated by the Board; and (f) the manually signed consent of each nominee to serve as a Director of the Company if elected. The presiding officer of the meeting of the Stockholders may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedures.

DIRECTORS' COMPENSATION

        The Company pays directors fees in the amount of $2,000 per meeting of the Board and $750 for any committee meeting other than the Executive committee, for which fees are $1,250 per meeting. During 1997, all committee meetings were held in conjunction with Board meetings, except those of the Executive Committee.

        Each director who is not an employee of the Company is entitled to receive annually non-qualified options to purchase 1,000 shares of Common Stock on the date of the Board meeting first following the date of the Annual Meeting of Stockholders. The exercise price of such options is the fair market value of a share of Common Stock on the date of grant of the option. Options granted under this program vest in four equal annual installments beginning the third anniversary of the date of grant. On August 7, 1997 each of Messrs. Sanborn, Fritz, Litman, Gallegos, Bodenstein and Sklar were granted options under this program.

EXECUTIVE OFFICERS

        The following table lists all current non-director executive officers of the Company. Executive Officers are elected to serve until their successors are duly elected and qualified.



                                    POSITION WITH COMPANY, BUSINESS
NAME                       AGE      EXPERIENCE AND OTHER DIRECTORSHIPS
----                       ---      ----------------------------------

Robert S. Kielbas           47      Mr. Kielbas is currently the President of
                                    the Company's International Advisory
                                    Services, Inc. subsidiary.  From April 1,
                                    1996 to September 1, 1997 Mr. Kielbas was
                                    the Chief Executive Officer of the
                                    company's Hong King subsidiary.   Since
                                    1994, Mr. Kielbas has also served as
                                    Director of International Operations for
                                    Intercargo Insurance Company, the
                                    Company's primary U.S. subsidiary ("IIC"), and until April 1, 1996 was the Managing
                                    Director for the U.K. branch office. From
                                    1987 to 1994 Mr. Kielbas served as the
                                    Vice President-Marine of IIC with
                                    responsibility for developing marine
                                    business with direct shippers and
                                    alternative agency arrangements.

Robert M. Lynyak             55     Mr. Lynyak was appointed Senior Vice
                                    President of the Company on February 9,
                                    1998. For over thirty three years prior to joining the Company, he served in various capacities at the Chubb Group of Insurance Companies, most recently as
                                    Deputy Chief Underwriting Officer and
                                    Managing Director of Chubb & Son, Inc.

Michael L. Rybak             45     Mr. Rybak has served as Chief Financial
                                    Officer, Secretary and Treasurer of the
                                    Company since August, 1996.  From 1987 to
                                    1996 Mr. Rybak was the Vice President,
                                    Chief Financial Officer of United Chambers
                                    Administrators.

                            EXECUTIVE COMPENSATION

The Summary Compensation Table below includes, for each of the fiscal years ended December 31, 1997, 1996 and 1995, individual compensation for services to the Company and its subsidiaries paid to: (i) the Chief Executive Officer; and (ii) the other former and continuing executive officers of the Company (the "1997 Named Executives"). No other executive officer of the Company received annual compensation in excess of $100,000 in fiscal 1996.

                                                 SUMMARY COMPENSATION TABLE
                                                 --------------------------
                                                                                            LONG TERM
                                                                                           COMPENSATION         ALL OTHER
                                             ANNUAL COMPENSATION                              AWARDS           COMPENSATION
----------------------------------------------------------------------------------------------------------------------------
                                                                                            SECURITIES
                                                                                            UNDERLYING
NAME & PRINCIPAL POSITION           YEAR     SALARY (1)     BONUS (1)        OTHER         OPTIONS/SARS
----------------------------------------------------------------------------------------------------------------------------
STANLEY A. GALANSKI (4)             1997    $147,340 (4)          -               (2)        20,000                 -
Chief Executive Officer and
President
----------------------------------------------------------------------------------------------------------------------------
JAMES R. ZUHLKE                     1997    $303,797       $ 31,500      $ 12,000 (2)             0           $69,384 (3)
Former Chief Executive Officer      1996    $300,000       $ 31,500      $ 12,000 (2)             0           $10,000 (3)
                                    1995    $270,000              0      $ 12,000 (2)        10,000           $17,518 (8)
----------------------------------------------------------------------------------------------------------------------------
ROBERT S. KIELBAS                   1997    $233,173              0               (2)             0           $74,755 (5)(6)
Senior Vice President               1996    $202,000                     $ 64,620 (2)(5)          0           $ 1,394 (6)
International Business              1995    $185,000                     $106,086 (2)(6)      5,000           $ 1,300 (6)
Development of the Company and
Vice President-Marine of
Intercargo Insurance Company
----------------------------------------------------------------------------------------------------------------------------
GARY J. BHOJWANI                    1997    $200,000       $156,250                               0           $ 1,673 (8)
Former President of IAS             1996    $200,000       $ 50,071 (9)           (2)             0           $ 1,538 (8)
                                    1995    $134,615       $ 64,241               (2)        25,000 (7)       $ 1,601 (8)
----------------------------------------------------------------------------------------------------------------------------
MICHAEL RYBAK                       1997    $120,000       $  3,100               (2)         4,000           $10,961 (10)
Vice President, Chief Financial     1996    $ 47,630                              (2)
Officer, Treasurer & Secretary
----------------------------------------------------------------------------------------------------------------------------

(1) See "Board Compensation Committee Report on Executive Compensation" for more detailed information regarding the determination of compensation for the Named Executives.

(2) Mr. Zuhlke received a cash car allowance of $12,000 in each of 1997, 1996 and 1995. The total amount of perquisites and other non-cash personal benefits did not exceed the lesser of $50,000 or 10% of total annual salary and bonus for any of the Named Executives for any year shown.

(3) Includes: Directors fees paid to Mr. Zuhlke of: $ 8,000 in 1997, $10,000 in 1996 and $8,000 in 1995; committee fees paid by the Company to Mr. Zuhlke of $0.00 in 1997, $0.00 in 1996 and $760 in 1995; and
        director's fees paid to Mr. Zuhlke by Kingsway Financial Services, Inc. of: $9,807 in 1997, $11,680 in 1996 and $8,758 in 1995; insurnace premiums of $3,410 and $48,167 of airline passes in 1997.

(4) Mr. Galanski was elected President and Chief Executive Officer of the Company in July, 1997. The 1997 salary listed above is the amount of a $260,000 annual salary payable to Mr. Galanski under his Employment Agreement actually paid in 1997.

(5) Amounts show for 1997 and 1996 include $61,968 and $55,620, respectively, paid to Mr. Kielbas for cost of living and tax equalization adjustment in connection with his overseas posting to the Company's Hong Kong operations and a cash car allowance of $9,000 and $9,000, respectively. Amount shown for 1995 includes $100,825 paid to Mr. Kielbas for cost of living and tax equalization adjustments in connection with his overseas posting to the Company's London branch office and a cash car allowance of $5,261.

(6) Amounts shown represent the Company's matching contribution for Mr. Kielbas to the Company's 401(K) Savings Plan in the amount of $1,669 in 1997, $1,394 in 1996 and $1,300 in 1995 and officers life insurance premium of $2,118 in 1997.

(7) Includes options to purchase 5,000 shares granted on November 10, 1995 and stock appreciation rights exercisable for cash granted on January 1 and November 20, 1995 with respect to 15,000 and 5,000 shares, respectively.

(8) Amount shown represents the Company's matching contribution for Mr. Bhojwani to the Company's 401(k) Savings Plan in the amount of $1,673 in 1997, $1,538 in 1996 and $1,601 in 1995.

(9) Amount shown represents bonus related to 1995 performance and paid in 1996.

(10) Amount shown represents Kingsway directors fees paid to Mr. Rybak of $9,807 in 1997 and $1,154 in matching contribution for the Company's 401(k) Savings Plan.

STOCK OPTIONS


                      OPTION GRANTS IN FISCAL YEAR 1997

        The following table sets forth information with respect to stock options granted during the fiscal year ended December 31, 1997 held by the 1997 Named Executives.

                                                   INDIVIDUAL GRANTS
------------------------------------------------------------------------------------------------------------------------
                         NO. OF                                                             POTENTIAL REALIZABLE $ VALUE
                       SECURITIES       % OF TOTAL                                            ASSUMING ANNUAL RATES OF
                       UNDERLYING         OPTIONS          EXERCISE       EXPIRATION               STOCK PRICE
        NAME             GRANT            GRANTED          PRICE$/SH         DATE           APPRECIATION FOR OPTION TERM
------------------------------------------------------------------------------------------------------------------------
                                                                                               5%                 10%
------------------------------------------------------------------------------------------------------------------------
Mr. Stanley A. Galanski  20,000             45.0%           11.625         07/07/04          94,650             220,576
------------------------------------------------------------------------------------------------------------------------
Mr. Robert Kielbas            0
------------------------------------------------------------------------------------------------------------------------
Mr. Michael Rybak         4,000              9.0%            9.125         02/25/04          14,859              34,628
------------------------------------------------------------------------------------------------------------------------
Mr. James Zuhlke              0
------------------------------------------------------------------------------------------------------------------------
Mr. Gary Bhojwani             0
------------------------------------------------------------------------------------------------------------------------

        Shown below is information for the 1997 Named Executives with respect to options and SARs exercised during fiscal year 1997 and unexercised options to purchase the Company's Common Stock and SARs held at December 31, 1997.


                                  AGGREGATED OPTION/SAR EXERCISES IN FISCAL YEAR 1997
                                         AND FISCAL YEAR END OPTION/SAR VALUES
                                         -------------------------------------

                                                   NUMBER OF SECURITIES               VALUE OF UNEXERCISED
              SHARES                               UNDERLYING UNEXERCISED             IN-THE-MONEY OPTIONS/SARS
              ACQUIRED ON       VALUE              OPTIONS/SARS AT 12/31/97           AT 12/31/97 (1)
NAME          EXERCISE (#)      REALIZED ($)       EXERCISABLE/UNEXERCISABLE (#)      EXERCISABLE/UNEXERCISABLE ($)
-------------------------------------------------------------------------------------------------------------------
Mr. Galanski          -                  -                    0/20,000                           -/32,500
-------------------------------------------------------------------------------------------------------------------
Mr. Rybak             -                  -                    0/4,000                            -/16,500
-------------------------------------------------------------------------------------------------------------------
Mr. Zuhlke       40,000           $300,000                    0/0                                -/-
-------------------------------------------------------------------------------------------------------------------
Mr. Kielbas           -                  -                9,875/4,625                            -/-
-------------------------------------------------------------------------------------------------------------------
Mr. Bhojwani          -                  -                    0/5,000                            -/-
-------------------------------------------------------------------------------------------------------------------

(1) Based on the closing sale price of $13.25 as quoted on the NASDAQ National Market on December 31, 1997.

EMPLOYMENT CONTRACTS


        On July 7, 1997 the Company entered into an employment agreement with its President and Chief Executive Officer, Stanley A. Galanski. This employment agreement was for a one year period and continues on a bi-weekly basis thereafter unless otherwise terminated due to Mr. Galanski's death or disability or by the Company for "cause", as defined in the employment agreement. If the employment agreement is terminated other than for cause (including a change in control) or due to death or disability, Mr. Galanski shall be entitled to his annual salary for a period of 12 months after such termination. The employment provides for a base salary of $260,000, subject to increase in the sole discretion of the Board of Directors, a bonus for 1997 of $25,000, eligibility for bonuses under the Executive Incentive Compensation Plan, an option to acquire 20,000 shares of Intercargo common stock, certain benefits, vacation of four weeks annually and "carry over" of up to two weeks of unused vacation days to the following year. It also contains restrictive covenants and non-competition provisions for the period of twelve months after termination.

        On January 31, 1994, the Company entered into two employment agreements with Mr. Kielbas, one under which IIC employs him in the U.S. (the "U.S. Agreement") and one under which the U.K. branch of IIC employed him in the U.K. (the "U.K. Agreement") as Director of International Operations. The U.S. Agreement is for a two-year term with automatic renewals for additional one-year terms, and provides for a base salary of $50,000 per year, certain benefits, including life insurance, and eligibility for bonuses under the Executive Incentive Compensation Plan. It also contains restrictive covenants and non-competition provisions for a period of one year after termination.

        The U.K. Agreement, which terminated March 31, 1996, was for a two-year term and provided for a base salary of 141,000 British pounds (approximately $213,500 U.S.), subject to adjustment for certain U.K. tax liabilities. It also provided for 25 vacation days per year and return airfares from the U.S. twice per year for Mr. Kielbas and his family. IIC also guaranteed Mr. Kielbas' obligations under a loan used to purchase his U.K. residence to the extent that upon sale of the residence the sale price was less than the amount of the loan.

        Effective April 1, 1996, the U.K. Agreement was superseded by an agreement with Intercargo Insurance Company H.K. Limited, the Company's Hong Kong subsidiary, (the "H.K. Agreement") under which Mr. Kielbas served as Chief Executive Officer and President of the Hong Kong subsidiary. The H.K. Agreement is for a term of two years and provides for a base salary to be paid in Hong Kong dollars at the rate of HK $1,500,000 per year (approximately $193,950 U.S.). It does not provide for reimbursement to Mr. Kielbas for Hong Kong taxes, but does provide for a furnished apartment. Mr. Kielbas is to pay the cost of the apartment in excess of HK $60,000 (approximately $7,758 U.S.) per month. The H.K. Agreement also provides for 25 vacation days per year and return air fares from the U.S. twice per year for Mr. Kielbas and his family.

        On August 12, 1996 the Company entered into an employment agreement (the "Employment Agreement") with its Chief Financial Officer, Michael L. Rybak. The Employment Agreement was for a one year period and continues on a month-to-month basis thereafter unless otherwise terminated due to Mr. Rybak's death or disability or by the Company for "cause", as defined in the Employment Agreement. The Employment Agreement provides for a base salary of $120,000, subject to increases during subsequent renewal terms, certain benefits, eligibility for bonuses under the Executive Incentive Compensation Plan, and entrance into the vacation entitlement schedule as if he were a five year employee. It also contains restrictive covenants and non-competition provisions for the period of two years after termination.


OFFICER LOANS

        IAS has provided loans to certain of its officers which loans are evidenced by promissory notes dated August 25, 1993 bearing interest at a rate equal to the prime lending rate plus 1%, as determined from time to time. The only notes issued by a 1997 Named Executive was made by James Zuhlke in the original principal amount of $96,110. This note was paid in full in 1997.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        Mr. Sklar, a member of the Audit Committee, is a partner of Rudnick & Wolfe, the principal law firm engaged by the Company in 1997. Mr. Galanski, who is President and Chief Executive Officer of the Company, administers the determination of the bonuses for the other executive officers under the Executive Incentive Compensation Plan.


BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The Compensation Committee is comprised of four non-employee directors:
Messrs. Litman, Gallegos, Sanborn and Bodenstein. The 1997 compensation for the executive officers is comprised of the following components:


        *   Base Salary;

        * Annual incentive compensation (i.e. bonus) based on individual performance and Company performance pursuant to the Executive Incentive Compensation Plan (the "Incentive Plan"); and

        * Long term incentive compensation in the form of stock options granted pursuant to the 1987 Non-Qualified Incentive Stock Option Plan (the "Option Plan").

        Based on recommendations of James Zuhlke, the then President, the Compensation Committee set the 1997 base salaries of all officers (other than Mr. Zuhlke). The Compensation Committee set the 1997 base salary of the President. Factors considered in the setting of salaries include historical salary levels and salary levels at comparable companies. After approval by the Compensation Committee, salaries are approved by the Board of Directors.

        With respect to Mr. Zuhlke, the Compensation Committee established a base salary for 1997 at $325,000.

        The Compensation Committee considered a number of factors in negotiating the compensation program for Mr. Galanski, the President and Chief Executive Officer of the Company, including, among other things, the salary then being paid to Mr. Galanski at the company which he then served as president, and the establishment of an incentive program that would reward Mr. Galanski for improving the performance of the Company. The base annual salary of $260,000 is subject to review annually beginning in 1998. A cash bonus of $25,000 for fiscal 1997 was provided in recognition that his contributions to management would not be recognized financially until 1998. Thereafter, Mr. Galanski will participate in the Incentive Plan. The long term incentive compensation provided to Mr. Galanski is comprised of stock options granted under the Option Plan. In establishing the number of shares of Common Stock subject to options granted and to be granted to Mr. Galanski, the Compensation Committee considered the long term incentive compensation he would be foregoing by leaving his then employer and the need to provide a reasonable incentive to enhance the performance of the Company in a manner that would be recognized in increases in the market price of the Company's Common Stock. Based on these factors, the Compensation Committee awarded Mr. Galanski an option to purchase 20,000 shares of Common Stock and agreed to award Mr. Galanski additional options to purchase 20,000 shares of Common Stock each on the first and second anniversary dates of his employment, subject to his remaining in the employ of the Company.

        Bonuses for all officers are determined pursuant to the Incentive Plan, which directly links executive compensation with Company performance. The Incentive Plan creates a bonus fund based on a percentage of the aggregate base salaries of all eligible employees. The percentage is determined pursuant to a sliding scale based on the return on equity ("ROE") of the Company and is measured against the equity at the beginning of the bonus year.

        The Incentive Plan provides a formula for the determination of bonus amounts which in all cases includes ROE as one measurement. Other measurements include departmental goals (for underwriters and salespeople) and intangible or qualitative objectives. The weight given to each measurement varies with the position of the individual.

        ROE is assigned a 70% weight factor for the President, a 30% weight factor for insurance underwriters and salespeople, and a 50% weight factor for the Chief Financial Officer. Intangibles are assigned a 30% weight factor for the President, a 20% factor for insurance underwriters and salespeople, and a 50% weight factor for the Chief Financial Officer. Departmental goals are assigned a 50% weight factor and only apply to insurance underwriters and salespeople. The weight factors which apply to intangibles and departmental goals are further multiplied by a performance factor which reflects the level of achievement of pre-set goals. Intangible goals, as well as what constitutes their fulfillment, are set each year by the President and the individual officer. Departmental goals are set by the President. The goals of the President are set by the Compensation Committee, and the Committee determines the degree to which the President has fulfilled those goals.

        The available bonus fund is allocated among the eligible employees according to the attainment of specific performance goals and application of the ROE factor. Each individual's bonus is subject to a limit equal to the percentage of base salary established by the ROE factor. Accordingly, the total bonus of each 1997 Named Executive, other than Mr. Galanski, is limited to his base salary multiplied by the maximum bonus percentage established by the ROE.

        Based on the parameters of the Incentive Plan and at the discretion of the Committee, bonuses were awarded for 1997 performance pursuant to the Incentive Plan to Mr. Kielbas $15,250 and Mr. Rybak $11,000.

        The 1987 Non-Qualified Incentive Stock Option Plan (the "Option Plan") also links individual compensation to Company performance. Because the exercise price of the options granted under the Option Plan may not be less than fair market value at the date of the grant, the executives have incentive to enhance Company performance as measured by the price of the Company's Common Stock. In granting options to executives, the Compensation Committee considers the recommendations of the President as well as the number of options already held by each person. Taking into consideration various factors including the number of shares subject to option and/or SAR's previously granted, the Compensation Committee determined to grant options to purchase 38,400 shares of Common Stock to a total of 5 officers of the Company during fiscal year 1997.

        Effective January 1, 1994, the allowable deduction for federal income tax purposes of compensation paid by the Company to the 1997 Named Executives is $1,000,000 per executive per year. This limitation does not apply to compensation that is based upon the attainment of performance goals or paid pursuant to a written contract that was in effect on February 17, 1993. These limitations have not affected the Company's ability to deduct all taxable compensation paid to its 1997 Named Executives and is not expected to affect these deductions in the foreseeable future.

Respectfully submitted,




INTERCARGO CORPORATION
Compensation Committee




Arthur J. Fritz, Jr.
Arthur L. Litman
Michael L. Sklar

TOTAL RETURN COMPARISON

        The following graph sets forth a five-year comparison of cumulative total returns for: (i) the Company; (ii) the Standard & Poor's Total Return Index for the Nasdaq Stock Market (U.S. Companies); and (iii) a Peer Group selected by the Company (the "Peer Group").

        All returns were calculated assuming dividend reinvestment. The returns of each company in the Peer Group have been weighted according to market capitalization.

        The Peer Group consists of the following companies: AmWest Insurance Group, Inc.; NYMAGIC, Inc.; HCC Insurance Holdings, Inc.; and Navigators Group, Inc.


                    COMPARISON OF CUMULATIVE TOTAL RETURN
                   OF COMPANY, PEER GROUP AND BROAD MARKET

                              FISCAL YEAR ENDING
COMPANY                1992      1993      1994      1995      1996      1997
------------------------------------------------------------------------------
INTERCARGO CORP         100      91.56     65.69     81.12     70.92    111.60
PEER GROUP              100     105.97     75.49     94.34    120.83    136.04
BROAD MARKET            100     119.95    125.94    163.35    202.99    248.30


COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons who beneficially own more than 10% of the Company's Common Stock, to file with the Securities and Exchange Commission initial reports of beneficial ownership of the Common Stock and reports of changes in such ownership.

        Specific due dates for these reports have been established and the Company is required to disclose in this proxy statement any failure to file by these dates during 1997. To the Company's knowledge, based solely upon a review of copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 1997, all of these filings were satisfied except that the Initial Statements of Beneficial Ownership of Securities of Messrs. Galanski and Weise were not filed on a timely basis.

RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

        Upon the recommendation of the Audit Committee, the Board of Directors has selected the independent public accounting firm of Ernst & Young LLP to audit the Company's financial statements for the year 1998, and is submitting its choice for ratification by stockholders.

        If the selection is not ratified, the Board of Directors will consider selecting another independent public accounting firm as the auditors for fiscal year 1998.

        The Board of Directors recommends a vote FOR the ratification of Ernst & Young LLP as auditors for the Company for the year 1998.

        The Company's consolidated financial statements for the year ended December 31, 1996 and 1995 were examined by KPMG Peat Marwick LLP, independent public accountants. The independent public accountants are normally selected at the fourth quarter meeting of the Board of Directors.

        On February 26, 1997, the Board, upon the advice of its Audit Committee, elected to not retain KPMG Peat Marwick LLP as its independent public accountant for fiscal year 1997. The decision to change accountants was based upon a cost analysis of services provided. There were no disagreements between management of the Company and the former accountants on any matters of accounting principles or practices, financial statement disclosures, or auditing scopes or procedures during fiscal years 1996 and 1995 and any subsequent interim period preceding the dismissal. The accountant's reports on the financial statements of the Company in the 1996 and 1995 fiscal years were unqualified, not modified as to uncertainty, audit scope or accounting principles, and did not express any adverse opinion or disclaimer of opinion. KPMG Peat Marwick LLP issued a letter dated February 21, 1997 to the Board of Directors of the Company describing a material weakness in internal control as detail accounts receivable and intercompany receivables and payables were not properly reconciled on a regular basis.

        In addition, on February 26, 1997, the Audit Committee recommended, and the Board of Directors approved, the appointment of Ernst & Young LLP as the Company's new independent accountants, effective for fiscal 1997, but subject to stockholder ratification of the selection. The selection of Ernst & Young LLP was through a request for proposal process with no consideration requested or made on the application of accounting principles, the type of audit opinion that might be rendered on the financial statements, or any other factor for reaching a decision as to accounting, auditing or financial reporting issues.

        Representatives of Ernst & Young LLP are expected to attend the annual meeting with an opportunity to make an appropriate statement if they desire to do so, and will be available to respond to appropriate questions.

STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

        In order for a proposal by a stockholder of the Company to be included in the Company's proxy statement and form of proxy for the 1999 Annual Meeting of Stockholders, the proposal must be received by the Company no later than December 31, 1998. No stockholder proposals have been received in connection with the 1998 Annual Meeting of Stockholders.

OTHER MATTERS

        The Company knows of no matters, other than those referred to herein, which will be presented at the meeting. If, however, any other appropriate business should properly be presented at the meeting, the proxies named in the enclosed form of proxy will vote the proxies in accordance with their best judgment.


EXPENSES OF SOLICITATION

        All expenses incident to the solicitation of proxies by the Company will be paid by the Company. The Company intends to reimburse brokerage houses and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in forwarding copies of solicitation material to beneficial owners of Common Stock held of record by such persons. In a limited number of instances, regular employees of the Company may solicit proxies in person or by telegraph or telephone (but will not be specifically compensated therefore).

BY ORDER OF THE BOARD OF DIRECTORS.



/s/ Michael L. Rybak
--------------------
Michael L. Rybak
Secretary



Schaumburg, Illinois
April 20, 1998

PROXY                       INTERCARGO CORPORATION                       PROXY

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
            FOR THE ANNUAL MEETING OF STOCKHOLDERS -- MAY 15, 1998


        The undersigned hereby acknowledges receipt of Notice of Annual Meeting of Stockholders to be held May 15, 1998 and hereby appoints Stanley A. Galanski and Michael L. Rybak, or either of them (with power of substitution in each) the proxy or proxies of the undersigned to vote as designated below, all shares of Intercargo Corporation Common Stock held of record by the undersigned on March 27, 1998 at the annual meeting to be held at 1450 East American Lane, Conference Room B, Schaumburg, Illinois, 60173 on May 15, 1998 at 10:00 am. Chicago, Illinois Time, or at any adjournment thereof.

        This proxy shall be voted in accordance with the instructions given and in the absence of such instructions shall be voted FOR all of the Director Nominees described in Proposal 1 and FOR ratification of the selection of Ernst & Young LLP as independent auditors for fiscal year 1998. If other business is presented at the meeting, this proxy shall be voted in accordance with the best judgment of the Proxies on those matters.

        PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY USING
                            THE ENCLOSED ENVELOPE.

                (Continued and to be signed on reverse side.)

1.      Election of Class 2 Directors -     For        Withheld
        Nominees:  Michael L. Sklar,        ___        ___
        George J. Weise                     FOR all nominees EXCEPT those
                                            whose names are inserted on the
                                            line below.

                                            __________________________________

2.      Ratification of selection of        For        Withheld        Abstain
        Ernst & Young LLP as auditors       ___        ___             ___
        for fiscal year 1998.

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.


                                                   Dated:_______________, 1998

                                  Signature(s)________________________________

                                  ____________________________________________
                                  Please sign exactly as your name(s) appears hereon. Joint owners should each sign personally. If signing in fiduciary or representative capacity, give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.